Exhibit 99.1

InterDigital Updates Guidance for Third Quarter 2005; Two Additional License Agreements Signed

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Sept. 21, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading designer, developer and provider of wireless technology and product platforms, today announced that it expects third quarter 2005 revenue related to patent license royalties and technology solution sales to be in the range of approximately $47.5 million to $49.5 million. Previously, the company anticipated that the range of revenues for third quarter 2005 would be between $34.5 million and $36 million. The revenue increase over previous guidance reflects additional patent licensing revenue the company expects to record related to three new patent license agreements signed during third quarter 2005. In addition to the previously announced patent license agreement with Kyocera covering cdma2000(R) terminal units, InterDigital signed worldwide, non-exclusive, royalty-bearing patent license agreements covering both 2G and 3G related products with two Taiwanese companies.
    Richard Fagan, InterDigital's Chief Financial Officer, noted, "We are pleased with the momentum of our patent licensing program as demonstrated by new agreements with Kyocera, Arima Communications (a manufacturer of mobile handheld devices) and Quanta Computer Inc. (a designer and manufacturer of notebook computers). We continue to broaden our base of business relationships and, consequently, recurring royalties."
    InterDigital now anticipates third quarter 2005 revenue to be comprised of $34 million to $35 million of recurring patent licensing royalties, $10 million to $10.5 million of revenue related to prior sales of applicable product by the new licensees, and revenue related to technology solution development agreements with General Dynamics Decision Systems, Inc. and Philips Semiconductors B.V. in the range of $4.0 million.
    In addition, the company reiterated previous guidance for third quarter ongoing operating expenses noting that, subject to the level of expenses associated with current arbitrations and litigations, such expense levels are expected to be similar to first quarter 2005. Additionally, third quarter repositioning expenses associated with the previously announced closure of its Melbourne, Florida development center are expected to be approximately $0.8 million. InterDigital expects to release third quarter 2005 financial results in early November.
    The company also announced that the United States District Court for the Eastern District of Texas has scheduled the first week of November for the commencement of the trial in the patent infringement litigation lawsuit involving the company's wholly-owned subsidiary, Tantivy Communications, Inc. and Lucent Technologies, Inc. Previously, the trial had been scheduled to commence in September 2005.

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. The company offers technology and product solutions for wireless applications that deliver time-to-market, performance and cost benefits, as well as product differentiation advantages to its commercial and government/military customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital. cdma2000(R) is a registered trademark of the Telecommunications Industry of America.

    This press release contains forward-looking statements regarding the company's current beliefs, plans, and expectations as to the range of third quarter 2005 revenue including revenues from new and recurring patent licensing royalties, revenues from General Dynamics and Philips, operating expenses for third quarter 2005, and expenses associated with the closure of the company's Melbourne, Florida facility. Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, those identified above, the receipt of new or updated royalty reports from current licensees, the potential execution of new license agreements, unanticipated revisions to the company's estimate of progress toward the completion of the company's agreements with General Dynamics and Philips, and any unanticipated expenses or unexpected adjustments to the company's anticipated recognition of revenue for the three patent license agreements signed in third quarter 2005.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com.
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com